FOR MORE INFORMATION, CONTACT:

Amy Smith
Investor Relations
Humana Inc.
502-580-2811
amysmith@humana.com

or

Alex Kepnes
Corporate Communications
Humana Inc.
502-580-2990
akepnes@humana.com

Humana Elects Wayne A.I. Frederick, M.D., and
John W. Garratt to Board of Directors

LOUISVILLE, Ky. – February 20, 2020 – Humana Inc. (NYSE: HUM) announced today that Dr. Wayne A.I. Frederick and John W. Garratt have been elected as members of the company’s board of directors.

Wayne A. I. Frederick, M.D., is the President of Howard University, having held this position since July 2014. Prior to that, Dr. Frederick served as Howard’s Provost and Chief Academic Officer. A distinguished researcher and surgeon, Dr. Frederick continues to work as a surgeon, and also lectures to medical students and residents of Howard’s College of Medicine. Dr. Frederick is a fellow of the American College of Surgeons and belongs to numerous surgical organizations, including the American Surgical Association. His medical research seeks to narrow the disparity in all cancer-care outcomes, with a focus on gastrointestinal cancers. He is the author of numerous peer-reviewed articles, book chapters, abstracts and editorials.

John W. Garratt, is Executive Vice President and Chief Financial Officer of Dollar General Corporation, having served in this role since December 2015. Garratt joined Dollar General in October 2014 as Senior Vice President, Finance & Strategy. Prior to joining Dollar General, from 2004 to 2014, Garratt held positions of increasing responsibility in corporate strategy and financial planning with Yum! Brands, Inc., one of the world’s largest restaurant companies. Garratt previously held financial management positions at General Electric, and began his career at Alcoa, where he served for 11 years.

“The Board is excited to have leaders like Wayne and John joining us, as they bring such a broad range of valuable experience to Humana. Wayne’s exemplary career as a leader in medical research, health care academics and business administration will clearly assist Humana in advancing its goals, especially in offering care to our under resourced populations and building deeper relationships with providers,” said Humana Chairman of the Board Kurt J. Hilzinger.

“John’s deep financial background and high-level leadership experience across a range of consumer and multi-site industries provides Humana with additional expertise in strategic and financial management, especially in the expansion of our local health services strategy,” Hilzinger added.

Following his post-doctoral research and surgical oncology fellowships, Dr. Frederick began his academic career at the University of Connecticut. Upon his return to Howard University, he held a range of academic positions before becoming Howard’s president. He also earned an MBA degree from Howard in 2011. And he has received many notable awards honoring his scholarship and service.

Garratt’s substantial executive leadership at large public companies, combined with his extensive experience in key areas of finance, accounting, strategic planning and business analytics, supplement existing expertise essential to the Humana board’s oversight function as Humana continues to evolve its population health and care delivery strategies.

The elections bring the number of Humana directors to 12.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders
•	Securities and Exchange Commission filings
•	Most recent investor conference presentations
•	Quarterly earnings news releases and conference calls
•	Calendar of events
•	Corporate Governance information

###